EXHIBIT 10.7.1

                           AMENDED, MODIFIED, RESTATED
                     AND RENEWAL REAL ESTATE PROMISSORY NOTE


$742,000.00
                                                                   June 14, 2002
Trailer Bridge, Inc.
660 Madison Avenue, 10th Floor
New York, New York  10021-8405
(the "Borrower")

Wachovia Bank, National Association
214 North Hogan Street - FL0070
Jacksonville, Florida  32202
(Hereinafter referred to as "Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Seven Hundred Forty-Two Thousand and No/100 Dollars ($742,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

RENEWAL/MODIFICATION. This Note amends, modifies, renews and restates that certain Real Estate Promissory Note dated April 18, 1996 (the "Original Promissory Note"), evidencing an original principal amount of $1,680,000.00. Except as expressly provided herein, all terms and conditions relating to the pledge of collateral contained in the Original Promissory Note and any security agreement, pledge agreement, mortgage, or any other security instrument or document remain in full force and effect without interruption, and such collateral continues to secure the Obligations herein and as provided in the Original Promissory Note and such security document(s). This Note is not a novation.

USE OF PROCEEDS. Borrower shall use the proceeds of the loan(s) evidenced by this Note for the commercial purposes of Borrower, as follows: general corporate purposes.

SECURITY. Borrower has granted Bank a security interest in the collateral described in the Loan Documents, including, without limitation, real property and personal property collateral described in that certain Mortgage and Security Agreement dated April 18, 1996, as amended by that certain Mortgage and Security Agreement and Note Amendment, Modification, Restatement and Renewal Agreement dated of even date herewith (the "Mortgage").

INTEREST RATE. Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the LIBOR Market Index Rate plus 2.0%, as that rate may change from day to day in accordance with changes in the LIBOR Market Index Rate ("Interest Rate"). "LIBOR Market Index Rate", for any day, is the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

DEFAULT RATE. In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear interest at the highest rate allowed by the law of the Lender's office as set forth herein ("Default Rate"). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360

Computation"). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of principal of $6,183.73, plus accrued interest, commencing on June 18, 2002, and continuing on the same day of each month thereafter until fully paid. In any event, all principal and accrued interest shall be due and payable on October 18, 2006. THIS LOAN IS NOT FULLY AMORTIZED, AND THERE WILL BE A SUBSTANTIAL BALLOON PAYMENT DUE UPON MATURITY.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

DEFINITIONS. Loan Documents. The term "Loan Documents" used in this Note and the other Loan Documents refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, including, without limitation, the Mortgage, and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. ss. 101). Obligations. The term "Obligations" used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), all obligations under any swap agreements (as defined in 11 U.S.C. ss. 101) between Borrower and Bank whenever executed and all other obligations of Borrower to Bank. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEFAULT. If any of the following occurs, a default ("Default") under this Note shall exist: Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations or any covenant under this Note or any other Loan Documents or Default under this Note or any other Loan Documents. False Warranty. A warranty or representation made or deemed made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false. Cross Default. At Bank's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower, any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates ("Affiliate" shall have the meaning as defined in 11 U.S.C. ss. 101, except that the term "Borrower" shall be substituted for the term "Debtor" therein; "Subsidiary" shall mean any business in which Borrower holds, directly or indirectly, a controlling interest). Cessation; Bankruptcy. The death of, appointment of a guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents. Material Business Alteration. Without prior written consent of Bank, a material alteration in the kind or type of Borrower's business. Material Capital Structure or Business Alteration. Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower's business or that of Borrower's Subsidiaries or Affiliates, if any; (ii) the sale of substantially all of the business or assets of Borrower, any of Borrower's Subsidiaries or Affiliates or any guarantor, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower, or any of Borrower's Subsidiaries or Affiliates or any guarantor, or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity; or (iv) should any Borrower or any of Borrower's Subsidiaries or Affiliates or any guarantor enter into any merger or consolidation. Good Standing. Failure of a corporate Borrower or guarantor, endorser or surety for said Borrower to maintain its corporate existence in good standing. Judgments; Liens. The entry of any monetary judgment or the assessment and or filing of any tax lien against Borrower or any guarantor, endorser or surety, or upon the issuance of any writ of garnishment, judicial seizure of, or attachment against any property of, debts due or rights of Borrower or guarantor, endorser or surety, in excess of $250,000.00, which is not discharged or superseded within thirty (30) days of the date when issued or entered, to specifically include commencement of any action or proceeding to seize monies of Borrower or any guarantor, endorser or surety on deposit in any bank account with Lender. Financial Statements. Failure of Borrower or guarantors, endorsers or sureties to furnish financial statements or other financial information reasonably requested by Lender. Loss; Damage. Loss, theft, substantial damage, destruction, sale or encumbrance to or of any collateral for this Note, or the assertion or making of any levy, seizure, mechanics or materialman's lien or attachment thereof or thereon.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower's accounts without notice. Acceleration Upon Default. Accelerate the maturity of this Note and, at Bank's option, any or all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. ss. 101) between Borrower and Bank, which shall be governed by the default and termination provisions of said swap agreements; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower or any guarantor or endorser of this Note, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable. Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, within 90 days after the close of each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules and in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. If audited statements are required, all such statements shall be examined by an independent certified public accountant acceptable to Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other person or entity. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank's approval.

PERIODIC FINANCIAL STATEMENTS. Borrower shall deliver to Bank unaudited quarterly financial statements including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules, as soon as available and in any event within 30 days after the close of each such period; all in reasonable detail and prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. Such statements shall be certified as to their correctness by a principal financial officer of Borrower and in each case, if audited statements are required, subject to audit and year-end adjustments.

TAX RETURNS. Borrower shall deliver to Bank, within 30 days of filing, complete copies of federal and state tax returns, as applicable, together with all schedules thereto, each of which shall be signed and certified by Borrower to be true and complete copies of such returns. In the event an extension is filed, Borrower shall deliver a copy of the extension within 30 days of filing.

FINANCIAL AND OTHER INFORMATION. Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower's financial condition. Such information shall be true, complete, and accurate. Borrower agrees to deliver to Bank, with the Financial Statements required above, a certificate signed by Borrower, in the form attached hereto as Exhibit A, if Borrower is an individual, or by a principal financial officer of Borrower warranting that no "Default" as specified in the Loan Documents nor any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred and demonstrating Borrower's compliance with the financial covenants contained herein.

REPRESENTATIONS AND WARRANTIES; FINANCIAL COVENANTS. Authority. The execution and delivery by Borrower of this Note and the performance by Borrower of all of its agreements and obligations under this Note are within its corporate authority, have been duly authorized by all necessary corporate action and do not and will not: (i) contravene any provision of its organizational documents or any amendment thereof; (ii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of its respective property under any agreement, deed of trust, indenture, mortgage or other instrument to which it is a party or by which any of its properties are bound; (iii) violate or contravene any provision of any law, statute, rule or regulation to which the Borrower is subject or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official applicable to the Borrower;
(iv) require any waivers, consents or approvals by any of its creditors or any other persons, which have not been obtained; or (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any law.

         Borrower agrees to the following provisions from the date hereof until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, using the financial information for Borrower, its subsidiaries, affiliates and its holding or parent company, as applicable: Minimum Tangible Net Worth. Borrower shall have at the end of each fiscal quarter a Tangible Net Worth as of the last day of each fiscal quarter of not less than the amount set forth on Exhibit B attached hereto. For purposes of the foregoing, "Tangible Net Worth" shall mean, the capital surplus of the Borrower, excluding the aggregate book value of intangible assets, such as organization expense, goodwill, going concern value, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names, as determined in accordance with generally accepted accounting principles consistently applied plus debt to any Affiliates provided such debt is subordinated to, or is debt of a guarantor of, Borrower's obligations to Lender under this Note. Total Liabilities to Tangible Net Worth Ratio. Borrower shall, at all times, maintain a ratio of Total Liabilities to Tangible Net Worth of not more than 1.50 to 1.00. "Total Liabilities" shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes, debt fully subordinated to Bank on terms and conditions acceptable to Bank, and other deferred sums appearing on the liabilities side of a balance sheet of Borrower, in accordance with generally accepted accounting principles applied on a consistent basis. "Tangible Net Worth" shall mean total assets minus Total Liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets. Deposit Relationship. Borrower shall maintain its primary depository account with Bank. Loans from Affiliates. Borrower shall not make any payments of any loans to Borrower from any parent, subsidiary or other affiliated organization, unless Borrower has sufficient cash flow to make such payments (as determined on a cash basis) after payment of all indebtedness then due under present and future contractual obligations to financial institutions (including, without limitation, Lender). Loans and Advances. Borrower shall not make loans or advances to any person or entity, except for business travel and expense advances incurred in the ordinary course of business, in an aggregate amount greater than $500,000.00. Dividends. Borrower shall not declare or pay dividends, except if earned. In no event shall Borrower declare or pay a dividend if there shall exist an event of default, or a condition which with the passing of time and/or notice would become an event of default under this Note, or any other loan documents executed and delivered in connection therewith or pursuant thereto. Fiscal Year. Borrower shall not change its fiscal year without the written consent of Lender. Guaranties. Borrower shall not guaranty or otherwise become responsible for obligations of any other persons or entities in an aggregate amount in excess of $100,000.00, except for (a) the endorsement of checks and (b) guaranties in connection with the purchase of equipment used by the Borrower and owned by an affiliate of Borrower. Obligations for Money Borrowed. Borrower shall not default on any material obligation of Borrower when due, or in the payment or performance of any obligations of Borrower to any other financial institution incurred for money borrowed.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Borrower or any person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period, and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower or any other person liable under this Note or other Loan Documents, all without notice to or consent of each Borrower or each person who may be liable under this Note or any other Loan Document and without affecting the liability of Borrower or any person who may be liable under this Note or any other Loan Document.

MISCELLANEOUS PROVISIONS. Assignment. This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank's address shown above without regard to that state's conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower's Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates. Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank's address shown above. Severability. If any provision of this

Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Bank's office address shown above or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. Each person who signs this Note as a Borrower (as defined herein) is jointly and severally obligated. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

WAIVER OF JURY TRIAL AND EXEMPLARY DAMAGES. LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION INVOLVING THE LOAN DOCUMENTS, THIS AGREEMENT, THE INDEBTEDNESS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY RELATED TO OR INVOLVING THE LOAN DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS AGREEMENT. The parties agree that they shall not have a remedy of punitive or exemplary damages against other parties in any dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any dispute whether the dispute is resolved by arbitration or judicially.

         This Note is to be construed and enforced according to the laws of the State of Florida, and is secured by the Mortgage on real property situated in Duval County, Florida, and is entitled to the benefits and protection thereof.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

                             Trailer Bridge, Inc.
                             Taxpayer Identification Number:  __________________


                             By:    /s/ John D. McCown          (SEAL)
                                ------------------------------------------------
                                 John D. McCown, Chairman and
                                        Chief Executive Officer

                                   EXHIBIT A

                             NON-DEFAULT CERTIFICATE

In accordance with the terms of the Loan Documents dated June 14, 2002, by and between Wachovia Bank, National Association and Trailer Bridge, Inc. ("Borrower"), I hereby certify that:


1.       I am a principal financial officer of Borrower;

2. The enclosed financial statements are prepared in accordance with generally accepted accounting principles;

3. No Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred.

4. Borrower is in compliance with the Financial Covenant(s) set forth in the Loan Documents, as demonstrated by the calculations contained in the Covenant Compliance Certificate attached hereto as Schedule 1.


/s/ John D. McCown
------------------------------
John D. McCown
Chairman and Chief Executive Officer

                                   SCHEDULE 1

                         COVENANT COMPLIANCE CERTIFICATE

Borrower Name: Trailer Bridge, Inc.

For the fiscal ________________________ ended ____________________

ALL CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN IN THE LOAN DOCUMENTS.

COVENANT                                           ACTUAL              REQUIRED

Tangible Net Worth                                                     [$_____________]
         (a)  total assets                         ______
         (b)  intangible assets                    ______
         (c)  Total Liabilities                    ______

the sum of (a) minus (b)
minus (c) equals Tangible Net Worth of ______                          Compliance?  Yes    No


Total Liabilities to Tangible Net Worth                                not more than _____ to 1.00
         (a)  Total Liabilities                    ______
         (b)  total assets                         ______
         (c)  intangible assets                    ______

(a) divided by the sum of (b) minus
(a) minus (c) equals Total Liabilities to
Tangible Net Worth of ______                                           Compliance?  Yes    No

                                    EXHIBIT B

                           Minimum Tangible Net Worth


                                                         Tangible Net Worth
       For the Fiscal Quarter ending                   shall not be less than
       -----------------------------                   ----------------------

       March 31, 2002                                  $11,000,000
       June 30, 2002                                   $11,500,000
       September 30, 2002                              $13,750,000
       December 31, 2002                               $15,750,000
       March 31, 2003                                  X1 (see below)
       June 30, 2003                                   X2 (see below)
       September 30, 2003                              X3 (see below)
       December 31, 2003 and thereafter                X4 (see below)

"X1" shall mean the actual Tangible Net Worth calculated as of December 31, 2002 plus $500,000 "X2" shall mean the actual Tangible Net Worth calculated as of December 31, 2002 plus $1,000,000 "X3" shall mean the actual Tangible Net Worth calculated as of December 31, 2002 plus $1,500,000 "X4" shall mean the actual Tangible Net Worth calculated as of December 31, 2002 plus $2,000,000